UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 15, 2005 (November 8, 2005)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

As part of the continued efforts to tighten its focus within the Furniture and Cabinets segment, on November 8, 2005 Kimball International, Inc. (the "Company") approved a plan to exit a non-core business that manufactures polyurethane and polyester molded components. Net sales of this facility have represented approximately 1% of the Company's total consolidated sales. This plan is an additional component of the Company's recently announced ongoing efforts within the Furniture and Cabinets segment to tighten focus on growing its primary furniture markets and improving profitability. Pursuant to this exit plan, the Company is pursuing opportunities to sell the business operations. If the Company is unsuccessful in its efforts to sell the business, it will cease operations at this facility. The Company will provide employment opportunities where possible at other Kimball manufacturing locations and will provide assistance to the remaining employees as they transition to other employment. The customers served by this operation are very important to the Company and, in the event of closure, management will work diligently with those customers on closing out existing orders and helping them in the transition to a new supplier.

The Company currently estimates that the pre-tax loss or charge will be approximately $4.0 million under either course of action.  If the facility is closed, the Company would incur fixed asset impairment of approximately $0.9 million, severance and other employee costs of approximately $0.6 million, and other exit costs of approximately $2.5 million.  The non-cash expense will be approximately 40% to 65% of the estimated loss or charge depending on which course of action is taken.

The Company expects the actions related to the exit under either scenario will be completed by February 28, 2006.

Item 2.06 Material Impairments

The information set forth above under Item 2.05 is incorporated by reference into this Item 2.06.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: November 15, 2005

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